EXHIBIT 10.34

Contract of Guarantee of Maximum Amount
(for Credits Grant)

No: CIB Shenzhen Nanxin (credit) G (2008)0004A

Trustor: Nanxin Branch, Shenzhen, Industrial Bank Co., Ltd.

Address: 1st Floor, Nanhaitai Mansion, Nanxin Road, Nanshan District, Shenzhen

Postal Code: 518052                                                        Telex number: ___________

Telephone: 26077176                                                      Fax number: 26077085

Guarantor: SinoHub Electronics Shenzhen Ltd.

Address: 6/F, Bldg 51, Road 5, Blvd Qiongyu, Technology Park, Shenzhen, PRC

Postal Code: 518053                                           Telex number: ___________

Telephone: +86-755-2661-2106                         Fax number: +86-755-2661-2060

Primary deposit account: ________________________________________

General deposit account: ________________________________________

Place of signing the contract: CIB Mansion, Futian District, Shenzhen

Shenzhen Branch, Industrial Bank Co., Ltd.

The Guarantor is willing to offer the guarantee of maximum amount for the Trustor (“Creditor”) against SinoHub Electronics Shenzhen Ltd.  Ltd. (the “debtor”). In order to clarify obligations, both sides signing this Contract must scrupulously keep their word and strictly execute the contract in compliance with the relative law and regulations.

Article I Definition
Unless otherwise agreed upon by both parties, then:
(1)
“Credit” here means the Creditor comprehensively appraises the operation and risks of the debtor, and ascertains on the comprehensive maximum amount of the debtor, including RMB/foreign currency loan, trade financing, acceptance, discount, opening L/C, guarantee, etc.

(2)
“Primary credit” refers to the credit amount specified according to the basic information of the client, used for the current fund turnover of the client. The amount of the primary credit can be used several times and in recycle within the period of validity.

(3)
“Specialized credit” refers to the credit given for some special projects and the amount exceeding the primary credit with the changes of the national policy, market situation and the special requirement of the debtor. The amount of specialized credit shall be given once, could be used several times but not in recycling.

(4)
“Valid term of credit” means that within a non-interrupted period, with the consent of the Creditor, the debtor is entitled to deal with his business under the credit amount at the Creditor. The time of the debtor to fulfill his obligations (including but not limited to the term of fulfilling the master liabilities, the term of guarantee undertaking) specified in the terms of this contract could be after the valid term of credit.

(5)
Creditor shall implement control over balance for the debtor. This balance refers to the sum of the balance incurred during the credit term, the debtor takes in use of the credit given by the Creditor, including the pending balance before due and overdue outstanding balance, i.e.:

1.
pending balance before due is all kinds of outstanding debt before expiration that the debtor correspondingly shall pay when the Creditor processes the transactions for the debtor according to this Contract, or

2.
overdue outstanding balance, is all kinds of outstanding debt before expiration that the debtor correspondingly shall pay but not fulfilled yet and the amount that the Creditor has fulfilled to maintain its external credit standing when the Creditor processes the transactions for the debtor according to this Contract.

(6)
“Sub-contract” is the contract based on the terms of the primary credit contract or specialized credit contract the debtor shall sign with the Creditor after getting approval of the Creditor to concretely specify the amount and term of each master liability, and other rights and obligations. Primary credit contract or specialized credit contract is the Principal Contract of the sub-contracts. The sub-contracts, is an integral part of the Principal Contract, and has the same legal effect.

(7)
“Prime liability” is the principal debt due for repayment occurred when the debtor process his business, including but not limited to the RMB/foreign currency principal, trade financing principal, bankers' acceptance bill, bills discounted, interest under the item of L/C, principal that the Creditor is liable to guarantee for the debtor, etc.

Article II Principal Contract

The Principal Contract of this Contract is “Primary Credit Contract” and its sub-contracts (No: CIB Shenzhen Nanxin (credit) Mortgage (2008)0004). The credit amount is RMB30,000,000.00, and the term of the credit is from September 25, 2008 to September 25, 2009.

Article III Guarantee Liability

The Guarantor is responsible for suretyship of joint and several liability under the terms of this Contract. Under any circumstances that the debtor fails to fulfill his liabilities (including the liability occurred when debtor or Guarantor breaches the contract and the Creditor announces the debt due prematurely), the Guarantor shall perform his liability of paying off the debt in compliance with this contract.

Article IV The scope of Guarantee

The guarantee applies to all the liabilities within the credit amount (including several sub-contracts under the principal contract), including the prime liability, interest (penalty interest), penalty, compensation for loss and expenses for the Creditor to fulfill his claim under the credit.

The expenses for the Creditor to fulfill his claim includes but not limited to the litigation fee, property preservation fee, application fee for execution, lawyer fee, legal fee, announcement fee, appraisal fee, auction fee, etc.

Article V Term of Guarantee

The guarantee term of all the liabilities under the credit is 2 years, since the date of execution of each primary liability.

On the condition that the Creditor takes back the loan prior of the agreed time, the primary liability shall be regarded as early execution, and the guarantee term of the liability is put ahead correspondingly.

Article VI Demand Guarantees

The liability of the Guarantor under this Contract is demand guarantees, i.e. the Guarantor shall fulfill his liabilities of paying off debt upon receiving the overdue notification specifying the liabilities under the guarantee contract and balance of debts provided by the Creditor.

Article VII Representations and Warrants

1.	The Guarantor makes the following representations to the Creditor:
(1)
All the commitment made by the Guarantor under this contract is valid against all kinds of business (except for the transaction that Creditor, debtor and Guarantor agree not to provide guarantee under the financing line). The Guarantor shall not complete the guarantee procedures for each sub-contract unless required by Creditor.

(2)
Guarantor hereinafter irrevocably authorizes the Creditor to be entitled to deduct from any account of the Guarantor in any operational organization of the Creditor in order to pay off the corresponding debt and other relative expenses,

(3)
The Guarantor ensures to use all of his personal property and income to fulfill the guarantee obligations, and shall not sell or transfer his own personal property to any third party with any reason within the guarantee term.

(4)	The Guarantor hereby confirms having acquired the co-owner’s consent when making the family property as the guarantee, and the co-owner shall issue announcement to Creditor in written form.
(5)	The Guarantor does not hide any of the following situations that has already happened or is going to happen and will disable the Creditor to accept the Guarantor:
1.	any major illegal act or disciplinary breach or claim events with the Guarantor or its principal management involved;
2.	unsettled litigation or arbitration;
3.	all kinds of debts of the Guarantor or guarantee, mortgage or pledge provided to the third party;
4.	any default events occurred under the contract the Guarantor signed with the Creditor or any other creditors; or
5.	other situation that influences the guarantee ability of the Guarantor.
2.	The Guarantor makes the following warranties to the Creditor:
(1)
Within the term of this contract, the Guarantor shall not transfer, abandon, exercise its liabilities passively or conduct in other ways to harm the benefit of the Creditor or try to exempt from the liabilities.

(2)
On the condition that the Debtor faces the requirement of the Guarantor to and the payment request from the Creditor under the terms of the principal contract simultaneously, the Guarantor agrees that the debtor pays off its debts against the Creditor with priority.

(3)
If the debtor and Guarantor have signed or shall sign a counter guarantee contract under the guarantee liabilities of this Contract, then this counter guarantee contract shall not do any harm to the rights and interest that the Creditor has under this guarantee contract legally or factually.

(4)
Before all the obligations of this contract are fulfilled, in any cases that the Guarantor changes the ownership or adjusts the operation (including but not limited to signing a joint venture or cooperation contract with foreign investment enterprises; to cancel, close, discontinue, change production line or alter; to separate, merge, acquire or being acquired; to reconstruct, reorganize or re-establish share-issuing enterprise, investment enterprise; to buy shares or invest share-issuing enterprises with tenement, machinery, equipment, etc. fixed assets or trademark, patent, proprietary technology, land-use right, etc. intangible assets; to be involved in the transaction of ownership or management right in the form of lease, contract, joint venture or consignment; or to change the structure or operation methods in the other way), the Guarantor shall inform the Creditor in written form in advance.

(5)
Before all the obligations of this contract are fulfilled, in any cases that the Creditor requires to supplement or change the guarantee way or subject, the Guarantor shall guarantee to make such changes that is accepted by the Creditor.

(6)
The Guarantor commits to inform the Creditor in written form immediately on the events of default occurring under this contract, or any contract, guarantee contract or other contracts signed with any department of the Creditor, organizations, other banks, non-financial organizations or units.

(7)
On the condition that the Guarantor registers the establishment, modification or cancellation at business and commercial management department or the relative government bodies, the Guarantor shall inform the Creditor in written form in advance. And after the registration, the Guarantor shall deliver the duplicate copies of registration to the Creditor.

(8)
On the condition that the debtor fails to fulfill its liabilities according to this Contract, no matter what other ways that the Creditor has guaranteed the claim under the Principal Contract (including but not limited to guarantee, mortgage, pledge, guarantee letter, Standby and any other guarantee way), the Creditor is entitled to require the Guarantor to be responsible for all the guarantee liabilities, without exercising any guarantee rights.

Article VIII Liabilities for Breach of Contracts

1.	On condition that one of the following situation occurs, it will be regarded as breaching the contract:
(1)	the Guarantor fails to fulfill the representations and warrants of Article VII of this Contract;
(2)	the credit status of the Guarantor is worsened; or
(3)	the Guarantor fails to fulfill the other terms of this Contract.
2.	The Creditor is entitled to take one or several of the following measures:
(1)	setting a deadline for the rectification of the breach;
(2)	announcing the early expiration of the primary liability, and requiring the Guarantor to be responsible for the jointly liabilities.
(3)	requiring the Guarantor to pay 10% of the loan of the principal contract as penalty;
(4)	requiring the Guarantor to provide new, efficient and valid guarantee; or
(5)	requiring the Guarantor to pay for the actual loss that the indemnity is not sufficient to make up.

Article IX Independent Guarantee

1.	The guarantee stated in this Contract is independent. This contract shall not be invalid due to the invalidity of its Principal Contract under any circumstances.
2.
On the condition that the Creditor and debtor agree to amend or supplement the principal contract, there’s no necessity of getting the approval of Guarantor, and there’s no change on the obligations of the Guarantor under this Contract.

3.
On the condition that the debtor breaches the terms of the Contract (including but not limited to the behavior that the debtor does not use the loan as the agreed purpose of loan in this Contract), the guarantee obligations of the Guarantor under this Contract shall not be influenced, and the Guarantor shall not make it an excuse to alleviate or exempt from the obligations.

Article X Execution of Obligations and Abandonment of Rights

1.
The obligations of the Guarantor under this Contract are independent, and shall not be influenced by the relationship between any party of the contract and any third party, except as provided elsewhere in the contract.

2.
Any tolerance, extension, favorable conditions or any delay on exercising the rights under this Contract that the Creditor offers to the Guarantor shall not influence, harm or restrict any rights and interests of the Creditor according to this Contract and relative law and regulations, and shall not be considered as abandonment of rights and interests against the terms of this Contract, neither shall it affect any obligations of the Guarantor specified in the Contract.

Article XI Notification

1.
Any notification or all kinds of communication of this Contract shall be delivered to another party according to the address, telex or other contact means on the cover of this Contract in written form.

2.	Any changes of the contact information of any party of this Contract shall be notified to another party immediately.
3.	Any notice or contact that was delivered according to the above address (address after change shall apply) shall be regarded as to arrive at the following dates:
(1)	5 work days after being delivered with registration for ordinary letter;
(2)	The day while receiving the confirmation of another party for telex;
(3)	Upon signing and receiving the mail for express mail.

Article XII Governance

The establishment, validity, explanation, performance and resolving of disputes of this Contract applies to the law of People’s Republic of China. During the term of this Contract, any arguments, disputes related to this contract shall be resolved on the basis of friendly negotiation of both parties. When the negotiation fails, one of the following measures shall be adopted:
√ Apply for arbitration at Shenzhen Arbitration Committee
   Bring an accusation at the People’s Court where the Contract was signed

Article XIII Validity and Termination of the Agreement

This contract shall take effect when both parties sign or chop. When the Creditor requires notarization of this Contract, this contract shall take effect upon the completion of the notarization procedures.

This contract shall be terminated on the condition that all the liabilities of this Contract is cleared off.

Article XIV Text

The original copies of this Contract are in triplicate. All parties, registration organization, notarization organization, and the debtor shall keep a copy properly.

Article XV Appendix:

Creditor (Corporate Chop): Nanxin Branch, Shenzhen, Industrial Bank Co., Ltd.

Legal representative or authorized agent (signature): /s/Zhu Jiusheng

September 21, 2008

Creditor (Corporate Chop): SinoHub Electronics Shenzhen Ltd.

Legal representative or authorized agent (signature): /s/Li Dehai

September 21, 2008